Exhibit 99.1

AMENDED AND RESTATED
1999 BRE STOCK INCENTIVE PLAN
(As Amended Through January 31, 2008)

ARTICLE 1.
GENERAL

1.1 Purpose of the Plan. The 1999 BRE Stock Incentive Plan was initially established effective January 25, 1999, and it is hereby amended and restated in its entirety as the Amended and Restated 1999 BRE Stock Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain employees and consultants who perform services for the Company or a Subsidiary of the Company and afford them the opportunity to acquire a stock ownership interest in the Company, thereby providing them incentive compensation based on the success of the Company.

1.2 Definitions. As used in the Plan and the related Award Agreements, the following terms will have the meanings stated below:

(a) “Award” means any Option, SAR, Restricted Shares or other stock-based award granted pursuant to the Plan.

(b) “Award Agreement” means the written agreement, if any, between the Company and a participant pursuant to which an Award may be granted. The Committee shall determine the terms of each Award Agreement, subject to the terms and conditions of the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) A “Change of Control” occurs when any person or group together with its affiliates and associates (other than the Company or any of its subsidiaries or employee benefit plans), after the effective date of the Plan, acquires direct or indirect beneficial ownership of 40 percent or more of the then outstanding Shares or commences a tender or exchange offer which results in the offeror owning 40 percent or more of the then outstanding Shares. The terms “group,” “affiliates,” “associates” and “beneficial ownership” shall have the meanings ascribed to them in the rules and regulations promulgated under the Exchange Act.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Company” means BRE Properties, Inc., a Maryland corporation.

(g) “Committee” means the Compensation Committee appointed by the Board to administer the Plan. The Committee shall consist solely of two or more members of the Board who are not employees. The Board shall have the power from time to time to add or remove members of the Committee and to fill vacancies arising for any reason.

(h) “Eligible Participants” means salaried employees and other key employees, including officers and directors who are employees, of the Company or any Subsidiary, and persons that serve the Company or a Subsidiary as a consultant.

(i) “Equity Restructuring” means a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the price of a Share (or other securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

(j) “Exchange Act” means the Securities Exchange Act of 1934.

(k) The “Fair Market Value” of a Share on any date means the closing price per Share on the New York Stock Exchange for that day (or, if no Shares were publicly traded on that Exchange on that date, the next preceding day that Shares were so traded on that Exchange).

(l) “Incentive Stock Option” or “ISO” means an Option that meets the requirements of Section 422(b) of the Code.

(m) “Non-qualified Stock Option” or “NQSO” means an Option that is not intended to qualify as an ISO.

(n) “Option” means an option to purchase Shares and shall be either an ISO or a NQSO.

(o) “Optionee” means the holder of an Option.

(p) “Option Price” means the price to be paid for Shares upon exercise of an Option as determined in accordance with Section 2.2.

(q) “Restricted Shareholder” shall have the meaning set forth in Section 4.1.

(r) “Restricted Shares” means Shares issued pursuant to Article 4.

(s) “Share Appreciation Right” or “SAR” means a right granted pursuant to Article 3.

(t) “Shares” means shares of common stock, $.0l par value, of the Company.

(u) “Share Units” means a right to receive shares in the future.

(v) “Subsidiary” means any corporation or other entity in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power, or which is otherwise controlled by the Company.

1.3 Administration of Plan.

(a) The Plan shall be administered by the Committee; provided, however, that (i) the Board shall at all times be entitled to act in the Committee’s stead, and (ii) to the extent permitted by applicable law, the Committee may delegate any of its responsibilities and powers to any of its members or other persons selected by the Committee. Subject to the provisions of the Plan, the Committee shall have the sole authority to determine:

(i) The Eligible Participants to whom Awards shall be granted. Awards may be made to the same person on more than on occasion;

(ii) The number of Shares to be covered by an Award;

(iii) Which Options granted shall be ISOs and which shall be NQSOs;

(iv) The period and conditions, if any, under which each Award shall vest or be exercisable (including acceleration of an Award); and

(v) The terms and conditions of each Award Agreement.

(b) The Committee’s decision construing, interpreting and administering the Plan shall be conclusive and binding on all parties. No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or to any Award granted pursuant to the Plan.

1.4 Types of Grants and Awards Under Plan. Awards under the Plan may be in the form of Options, SARs, Restricted Shares or other stock-based Awards. The date of grant of an Award hereunder shall be deemed to be the date of action by the Committee, notwithstanding that issuance may be conditioned on the execution of an Award Agreement.

1.5 Transferability. Except as permitted by the Committee, Awards under the Plan shall not be transferable by the holder other than by will or the laws of descent and distribution and shall be exercisable during the holder’s lifetime only by the holder or the holder’s guardian or legal representative. Notwithstanding the foregoing, in no event may an Award be sold, pledged, assigned, hypothecated, transferred, or disposed of for consideration.

1.6 Shares Subject to Plan. The maximum number of Shares which may be issued under this Plan (subject to adjustment in accordance with Section 6.4) shall be 4,500,000 Shares, including the 750,000 Shares authorized in the Company’s 1998 Broad-Based Employee Stock Plan (which plan shall terminate and be incorporated herein upon shareholder approval of this 1999 Plan); plus any Shares that are subject to Awards granted under any other prior stock plan of the Company to the extent that, following termination of that prior plan, the Award is forfeited, expires or is canceled without delivery of Shares. In the event that any outstanding Award under this Plan shall expire or terminate for any reason, the Shares allocable to the unused or forfeited portion of that Award may again be available for additional Awards under the Plan. In the event that the Option Price is paid by delivery of already-owned Shares upon exercise of an Option, only the net Shares issued shall be deemed utilized for purposes of this Section 1.6; provided, however, that the maximum number of Shares for which ISOs may be granted under the Plan shall be 4,500,000 Shares (subject to adjustment in accordance with Section 6.4).

1.7 Maximum Awards to a Participant. The maximum number of Shares that may be covered by Awards granted under the Plan to any one person during any calendar year shall be 1,000,000 Shares (subject to adjustment in accordance with Section 6.4).

1.8 Effective Date and Term of Plan.

(a) The amendment and restatement of the Plan shall be effective on January 31, 2008, subject to approval, within 12 months after that date, by a majority of those outstanding Shares of voting stock of the Company voting in person or by proxy at a duly held shareholder meeting. To the extent any Awards are granted prior to shareholder approval of the Plan, the Awards shall be contingent on shareholder approval of the Plan.

(b) The Board may terminate the Plan at any time. If not sooner terminated by the Board, the Plan will expire on January 31, 2018. Expiration or termination of the Plan will not affect the validity of any Awards then outstanding.

ARTICLE 2.
STOCK OPTIONS

2.1 Option Agreements. The grant of an Option may be evidenced by a written Option Agreement. Each Option Agreement shall state the number of Shares subject to the Option, the Option Price, the Option period, the method of exercise, the manner of payment, the restrictions on transfer, and such other terms and conditions as the Committee shall determine consistent with the Plan.

2.2 Option Price. The price to be paid for Shares upon the exercise of an Option shall be fixed by the Committee at the time the Option is granted, but shall in no event be less than 100% of the Fair Market Value of the Shares on the date the Option is granted.

2.3 Duration of Option. No Option shall be exercisable after the expiration of ten years from the date of grant.

2.4 Date of Exercise. Any Option may be exercised at any time following the date of grant, in whole or in part, unless the Committee shall otherwise provide for vesting or other restrictions under which an Option may be exercised by the Optionee, in whole or in part. In the discretion of the Committee, an Option may become immediately and fully exercisable upon the occurrence of certain times or events, including, without limitation, (i) in the event of death or permanent disability of the Optionee or (ii) upon a Change of Control.

2.5 Method of Exercise. The Committee shall establish procedures governing the exercise of an Option consistent with the purposes of the Plan. Such procedures may include, without limitation, delivery to the Company of written notice of exercise accompanied by payment in full of the Option Price for the Shares to which the exercise relates and payment of any amount necessary to satisfy any withholding tax liability that may result from exercise of the Option.

2.6 Payment of Option Price. Upon exercise of an Option, the Option Price for the Shares to which the exercise relates shall be paid in full in cash or, as permitted by the Committee, (i) by tendering to the Company, by either actual delivery or by attestation of ownership, already-owned Shares having a Fair Market Value equal to the Option Price on the date of exercise, (ii) by cashless exercise methods which are permitted by law, including, without limitation, methods whereby a broker sells the Shares to which the exercise relates or holds them as collateral for a margin loan, delivers the Option Price to the Company, and delivers the remaining proceeds to the Optionee (and in connection therewith the Company may establish a cashless exercise program, including a program where, in the discretion of Committee, the commissions on the sale of Shares to which the exercise relates are paid by the Company), or (iii) by any combination of cash and already-owned Shares or such cashless exercise methods having a combined value equal to the Option Price. In the discretion of the Committee, already-owned Shares must have been owned by the Optionee at the time of exercise for at least the period of time specified by the Committee (which generally shall be not less than six months). Whenever payment of the Option Price would require delivery of a fractional Share, the Optionee shall deliver the next lower whole number of Shares and a cash payment shall be made by the Optionee for the balance of the Option Price.

2.7 Termination of Employment. Unless otherwise provided by the Committee in the Award Agreement, in the event of a termination of an Optionee’s employment with the Company, the Optionee may exercise the Option (to the same extent the Optionee could have exercised it on the date of termination) for a period of ninety (90) days from the date of termination (but not beyond the original Option term), and the Option shall terminate upon the expiration of such ninety day period, so long as the Optionee gives the Company two weeks notice and cooperates in transition. Otherwise, the Option shall terminate upon Optionee’s termination. However, (i) if an Optionee dies or becomes permanently disabled, unless otherwise provided by the Committee in the Award Agreement, the Optionee or the Optionee’s estate, personal or legal representative or beneficiary, may exercise the Option (to the same extent the Optionee could have exercised it on the date of death or permanent disability) for a period of 12 months from the date of death or disability, but not beyond the original Option term, (ii) with respect to an Optionee who either (A) is not an officer of the Company with the title of Senior Vice President or higher at the time of retirement, or (B) is an officer of the Company with the title of Senior Vice President or higher at the time of retirement but who fails to satisfy the Retirement Conditions (as defined below), unless otherwise provided by the Committee in the Award Agreement, if the Optionee retires at or after Retirement Age (as defined below), the Optionee may exercise the Option (to the same extent the Optionee could have exercised it on the date of retirement) for a period of 12 months from the date of retirement, but not beyond the original Option term, and (iii) with respect to an Optionee who is an officer of the Company with the title of Senior Vice President or higher at the time of retirement and who satisfies the Retirement Conditions, unless otherwise provided by the Committee in the Award Agreement, any outstanding Options held by the Optionee shall, as of the date of retirement, become vested and exercisable according to the following schedule, and the vested portion of such Options shall remain exercisable until the expiration of the original Option term:

Age at Retirement	Percentage of then Unvested Shares which Shall Become Vested upon Retirement
55	0%
56	20%
57	40%
58	60%
59	80%
60 and higher	100%

provided, however, that if the Optionee’s age at retirement is between the yearly increments set forth in the table above, the Option shall vest with respect to an additional pro rata percentage of the unvested shares subject thereto based on the number of full months of the Optionee’s age between the yearly increments. For example, if the Optionee’s age at retirement is 58 years and 6 months, the Option shall become vested with respect to a total of 70% of the unvested shares subject thereto; if the Optionee’s age at retirement is 58 years and 9 months, the Option shall become vested with respect to a total of 75% of the unvested shares subject thereto.

For purposes of the Plan, the Optionee shall be deemed to have reached “Retirement Age” when the sum of the Optionee’s actual age plus the number of the Optionee’s years of service with the Company is greater than or equal to sixty-five (65), provided that the Optionee’s actual age is not less than fifty-five (55). The Committee, in its absolute discretion, shall determine all matters and questions relating to the computation of an Optionee’s years of service with the Company. The Optionee shall be deemed to have satisfied the “Retirement Conditions” if the Optionee retires at or after Retirement Age and the Optionee has provided the Committee with not less than 12 months advance written notice of his or her retirement date.

2.8 Early Exercisability. The Committee may provide that, with respect to any Option, the Optionee may, at any time before a termination of the Optionee’s service with the Company, exercise the Option in whole or in part prior to the full vesting of the Option; provided, however, that Shares acquired upon exercise of an Option pursuant to this Section 2.8 shall be subject to such terms and conditions as the Committee shall determine in its sole and absolute discretion, including, without limitation, forfeiture restrictions, restrictions on the transferability of Shares, the right of the Company to repurchase Shares, a right of first refusal in favor of the Company with respect to permitted transfers of Shares, and “bring-along” rights. Such terms and conditions may, in the Committee’s sole discretion, be contained in the applicable Option agreement (or an amendment thereof) or exercise notice, restricted stock purchase agreement, or such other agreement as the Committee shall determine, in each case in a form determined by the Committee in its sole discretion. The issuance of such Shares shall be conditioned on the Optionee’s consent to such terms and conditions or the Optionee’s entering into such agreement or agreements.

2.9 Extension of Exercisability. The Committee may provide in an Optionee’s Option agreement that if the exercise of the Option following the termination of the Optionee’s service with the Company or the Optionee’s tender of already-owned Shares or the sale of Shares pursuant to a “cashless exercise” in connection with such exercise would violate applicable federal or state securities laws, then the Option shall not terminate until the earlier to occur of (i) the expiration of the term of the Option or (ii) the expiration of a period of three (3) months immediately following the first date on which the exercise of the Option (or such tender of already-owned Shares or sale of Shares pursuant to a “cashless exercise”) would not be in violation of such securities laws, as determined by the Committee.

ARTICLE 3.
SHARE APPRECIATION RIGHTS

3.1 Grant of SARs. Share appreciation rights may be granted (a) in connection with all or any part of any Option granted under the Plan, or (b) independent of an Option. A SAR shall be subject to the terms and conditions determined by the Committee, consistent with the Plan.

3.2 Coupled SARs. A SAR granted in connection with all or any part of any Option (a “CSAR”) shall be included in the related Award Agreement between the Company and the Optionee, and the number of CSARs granted to an Optionee shall not exceed the number of Shares which the Optionee may purchase upon exercise of the related Option. A holder of CSARs may exercise such rights, in whole or in part, in lieu of exercise of the related Option, only to the same extent and subject to the same conditions as the related Option is then exercisable and unexercised. At the time of exercise, the Optionee shall surrender the Option with respect to the number of Shares equal to the number of CSARs exercised, and the number of Shares available for the grant of future Options and SARs under the Plan shall be reduced by the number of Shares with respect to which an Option is so surrendered. The Committee, in its discretion, may prescribe terms, conditions and limitations on the exercise of CSARs.

3.3 Independent SARs. A SAR granted independent of an Option (an “ISAR”) shall have a term established by the Committee in its discretion, which term shall not be more than ten years following the date of grant of the ISAR. An ISAR shall cover such number of Shares (and shall be exercisable in such installments) as the Committee may determine. The exercise price per Share subject to each ISAR shall be set by the Committee, but shall in no event be less than 100% of the Fair Market Value of the Shares on the date the ISAR is granted.

3.4 Payment of SARs. Upon exercise of SARs (in consideration of the surrender of the related Option with respect to the exercise of a CSAR), the holder thereof shall be entitled to receive, with respect to each such right, an amount equal to the excess of the Fair Market Value of one Share at the time of exercise over the exercise price per Share of the SAR (which, for a CSAR, is the Option Price per Share for the Shares subject to the related Option and CSAR being exercised). This amount shall be payable as the determined by the Committee, in cash, Shares or any combination of cash and Shares. If the holder of the SAR is to receive all or any portion of such amount in Shares, the number of Shares shall be determined by dividing such amount or portion thereof by the Fair Market Value per Share at the time of exercise. If the number of Shares so determined is not a whole number, such number shall be reduced to the next lower whole number.

ARTICLE 4.
RESTRICTED SHARES

4.1 Award of Restricted Shares. The Committee may, from time to time and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award Shares to be held under the restrictions set forth in this Article 4 (and Section 6.12) to any Eligible Participant. Upon making such an award, the Company shall cause Restricted Shares to be issued and registered in the name of the person to whom Restricted Shares are awarded (the “Restricted Shareholder”).

4.2 Restrictions. Restricted Shares shall be subject to forfeiture upon such terms and conditions, e.g., continued employment or service and performance goals, and to such restrictions against sale, transfer or other disposition as may be determined by the Committee at the time Restricted Shares are awarded. The Committee may, in its discretion, remove, modify or accelerate the release of restrictions on any Restricted Shares, including upon a Change of Control.

4.3 Performance Goals.

(a) The Committee may designate whether any Restricted Share Award is intended to be “performance-based compensation” under Code Section 162(m). Any such Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance goals. Each performance goal that may be used by the Committee for such Awards shall identify one or more business criteria that is to be monitored during the relevant period. Such criteria may include, among other things, any of the following when compared to the Company’s prior performance or to peer companies designated by the Committee: funds from operations per Share (“FFO per Share”); ratio of Common Stock price to FFO per Share; same property performance; return on net assets; operating ratios; cash flow; shareholder return; revenue growth; net income; earnings per Share; debt reduction; return on investment; or revenue.

(b) The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

4.4 Forfeiture of Restricted Shares. In the event of the forfeiture of any Restricted Shares, the Company shall have the right to reacquire all or any portion of such Shares, as determined by the Committee in its sole discretion, without the payment of consideration in any form to such Restricted Shareholder, and the Restricted Shareholder shall unconditionally forfeit any right, title or interest to such Restricted Shares. All forfeited Restricted Shares shall be transferred and delivered to the Company. The Committee may, in its sole discretion, waive in writing the Company’s right to reacquire some or all of a holder’s Restricted Shares, whereupon such Shares shall become fully vested in such Restricted Shareholder.

4.5 Escrow. In order to administer the provisions of this Article 4, the stock certificates evidencing Restricted Shares, although issued in the name of the Restricted Shareholder, shall be held by the Company in escrow subject to delivery to the Restricted Shareholder upon vesting. A person’s receipt of an Award of Restricted Shares pursuant to the Plan shall constitute the grant of an irrevocable power of attorney to the Company to permit the transfer and delivery to the Company of any or all Restricted Shares which are forfeited to the Company.

4.6 Dividends on Restricted Shares. While the Restricted Shares are held in escrow, all cash dividends the Company pays on the Restricted Shares shall be subject to such terms, conditions and restrictions on payment as the Committee shall determine, and shall be delivered directly to the Restricted Shareholder, to the escrow account, or otherwise held in the manner specified by the Committee. Share dividends or other dividends in kind on any Restricted Shares held in escrow shall be paid into such escrow in the name of the Restricted Shareholder and shall be subject to the same restrictions on disposition and forfeiture provisions applicable to the Restricted Shares on which such dividend was paid.

ARTICLE 5.
OTHER STOCK-BASED AWARDS

The Committee, in its discretion, may grant Awards under the Plan in the form of Shares or Share Units, either current or deferred, restricted or unrestricted, and in tandem or combination with, or as an alternative to, any other compensation plan of the Company. The Committee shall determine the terms and conditions of Awards granted pursuant to this Article 5., subject to the restriction on vesting set forth in Section 6.12.

ARTICLE 6.
MISCELLANEOUS

6.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or messenger or facsimile transmission, addressed

(a)	if to the Company, at
BRE Properties, Inc.
525 Market Street, 4th Floor
San Francisco, CA 94105
Attn: Treasurer
(b)	if to the Award holder, at the last address shown on the Company’s personnel records, or
(c)	to such address as either party shall later designate by notice to the other.

6.2 Amendment or Termination. The Board or the Committee may, at any time and from time to time, modify, amend, suspend or terminate the Plan in any respect; except that an amendment increasing the number of Shares subject to the Plan or extending the term of the Plan shall require approval within 12 months by the shareholders in the manner specified in Section 1.8(a) of the Plan. The Board or the Committee may also modify or amend the terms and conditions of any outstanding Award, subject to the consent of the holder and consistent with the provisions of the Plan.

6.3 Leave of Absence. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any grant under the Plan. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (a) whether or not any such leave of absence shall be treated as a termination of employment or service within the meaning of the Plan and (b) the impact, if any, of any such leave of absence on grants and awards under the Plan.

6.4 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the Share price other than an Equity Restructuring, the Committee shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 1.6 on the maximum number and kind of Shares which may be issued under the Plan, adjustments of the Award limit in Section 1.7); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per Share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 6.4(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Award holder’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 6.4 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and/or

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 6.4(a) and 6.4(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 6.4(c) shall be nondiscretionary and shall be final and binding on the affected Award holder and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 1.6 on the maximum number and kind of Shares which may be issued under the Plan, adjustments of the Award limit set forth in Section 1.7.

(d) Notwithstanding any other provision of the Plan, in the event of a Change of Control, a transaction in which the Company merges or consolidates with another entity and is not the surviving entity, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets, then any surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, may assume any Awards outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the shareholders in the transaction described in this Section 6.4(d)) for those outstanding under the Plan. In the event any surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, does not assume such Awards or does not substitute similar stock awards for those outstanding under the Plan, then all outstanding Awards granted under the Plan shall terminate upon the effective time or consummation of such transaction. The Committee may, in its sole discretion and notwithstanding anything contained in the applicable Award Agreement, elect to accelerate all or a portion of the vesting of any Awards in connection with such transaction. In the event of the termination of Awards, each holder thereof shall be permitted, within a specified period of time prior to the consummation of the transaction as determined by the Committee, to exercise all outstanding Options and/or SARs held by such holder which are then vested and exercisable or will become vested and exercisable as of the effective time or consummation of the transaction. For the purposes of this Section 6.4(d), an Award shall be considered assumed if, following the transaction, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the transaction, the consideration (whether stock, cash, or other securities or property) received in the transaction by the holder of a Share on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction was not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per Share consideration received by holders of Shares in the transaction.

(e) The Company may, in its discretion, include such further provisions and limitations in any Award Agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g) No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

6.5 General Restriction. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the related Shares upon any securities exchange or under any state or federal law, (b) the consent or approval of any government regulatory body, or (c) an agreement by the recipient of an Award restricting disposition of Shares, is necessary or desirable as a condition of, or in connection with, the making of an Award or the issue for purchase of Shares thereunder, then such grant shall not be effective in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

6.6 Withholding Taxes. The Company, with the approval of the Committee, may, at the request of an employee, retain Shares which would otherwise be delivered to the employee upon exercise of an Option or granting or vesting of Restricted Shares or other Award, to satisfy the minimum statutory withholding tax liability that may result from such exercise or vesting. The Shares shall be valued for this purpose at their Fair Market Value on the date of the exercise or vesting, as the case may be. Whenever, under the Plan, payments by the Company are made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements.

6.7 No Right to Employment. Nothing in the Plan nor in any agreement entered into pursuant to the Plan shall confer upon any Award holder the right to continue in the employment or service of the Company, nor affect any right which the Company may have to terminate the employment or service of such person.

6.8 Rights as Shareholder. No holder of an Award shall have rights as a shareholder with respect to Shares acquired under the Plan unless and until the certificates for such Shares are delivered to him or her or the holder otherwise becomes the record owner of such Shares.

6.9 Exchange Act Section 16. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

6.10 Prohibition on Repricing. Notwithstanding any provision in this Plan to the contrary, no Option or SAR may be amended to reduce the Option Price per share of the shares subject to such Option or the exercise price of such SAR, as applicable, below the Option Price or exercise price as of the date the Option or SAR is granted. In addition, no Option, SAR or other equity may be granted in exchange for, or in connection with, the cancellation or surrender of an Option, SAR or other award having a higher Option Price or exercise price.

6.11 Buyout Provision. The Committee may, subject to shareholder approval (other than pursuant to Section 6.4), at any time offer to buyout for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Optionee or other Award holder at the time that such offer is made.

6.12 Full Value Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, grants of Restricted Shares as well as Awards granted pursuant to Article 5 shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of performance goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 5% of the total number of Shares available for grant pursuant to Section 1.6 may be granted to any one or more Eligible Participants without respect to such minimum vesting provisions.

6.13 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

ARTICLE 7.
DISTRIBUTION

7.1 Provisions Regarding the Distribution.

(a) For purposes of this Plan and the related Option agreements, the following terms shall have the meanings stated below:

(i) “Common Stock” means the common stock of the Company, par value $.01 per share.

(ii) “Distribution” means the distribution to the holders of the Common Stock of one share of VelocityHSI Common Stock for each five shares of Common Stock held by such stockholders, as more fully described in the Contribution and Distribution Agreement between the Company and VelocityHSI.

(iii) “VelocityHSI” means VelocityHSI, Inc., a Delaware corporation.

(iv) “VelocityHSI Common Stock” means the common stock of VelocityHSI, par value $.01 per share.

(b) Immediately prior to the Distribution, all outstanding options to purchase Common Stock granted under this Plan (each, a “BRE Option”) shall be adjusted (the “Option Adjustment”) such that (i) each holder of a BRE Option shall also be issued an option to purchase one share of VelocityHSI Common Stock for each five shares of Common Stock subject to the BRE Option (each adjusted option to purchase VelocityHSl Common Stock, an “Adjusted VelocityHSI Option”), and (ii) the exercise price of the BRE Option shall be reduced as more fully described in the following sentence (each adjusted option to purchase Common Stock, an “Adjusted BRE Option”). Pursuant to the Option Adjustment, the intrinsic value of the BRE Options immediately prior to the Distribution shall be preserved immediately after the Distribution, and the exercise price of the BRE Options shall be allocated between the Adjusted BRE Options and the Adjusted VelocityHSI Options based upon the relative values of the Common Stock and the VelocityHSI Common Stock.

(c) Following the date of the Option Adjustment, all Adjusted BRE Options which are issued as a result of BRE Options granted under this Plan shall remain subject to the terms of this Plan and any applicable option agreement, and all Adjusted VelocityHSI Options which are issued as a result of BRE Options granted under this Plan shall be subject to the terms of the applicable option agreement and the terms of the VelocityHSI, Inc. 2000 Equity Incentive Plan, to the extent that it is not inconsistent with the terms of the applicable option agreement.

(d) For purposes of this Plan, with respect to Adjusted BRE Options held by persons who are service providers to VelocityHSI as a result of the Option Adjustment, references to service or termination of service in this Plan and in the applicable option agreement shall be deemed to refer to service or termination of service with VelocityHSI and its subsidiaries or affiliates.